Exhibit 99.5

Schedule II

Valuation and Qualifying Accounts

For the Years Ended December 31, 2012, 2011 and 2010

United Continental Holdings, Inc. (together with its consolidated subsidiaries, “UAL” or the “Company”) is a holding company and its principal, wholly-owned subsidiary is United Airlines, Inc. (together with its consolidated subsidiaries, “United”). As UAL consolidates United for financial statement purposes, disclosures that relate to activities of United also apply to UAL, unless otherwise noted. United’s operating revenues and operating expenses comprise nearly 100% of UAL’s revenues and operating expenses. In addition, United comprises approximately the entire balance of UAL’s assets, liabilities and operating cash flows. When appropriate, UAL and United are named specifically for their individual contractual obligations and related disclosures and any significant differences between the operations and results of UAL and United are separately disclosed and explained. We sometimes use the words “we,” “our,” “us,” and the “Company” in this Exhibit 99.5 of this Current Report on Form 8-K for disclosures that relate to all of UAL and United.

On May 2, 2010, UAL Corporation, Continental Airlines, Inc. (together with its consolidated subsidiaries, “Continental”) and JT Merger Sub Inc., a wholly-owned subsidiary of UAL Corporation, entered into an Agreement and Plan of Merger (the “Merger agreement”). On October 1, 2010, JT Merger Sub Inc. merged with and into Continental, with Continental surviving as a wholly-owned subsidiary of UAL Corporation (the “Merger”). Upon closing of the Merger, UAL Corporation became the parent company of both United Air Lines, Inc. and Continental and UAL Corporation’s name was changed to United Continental Holdings, Inc. On March 31, 2013, the Company merged United Air Lines, Inc. into Continental to form one legal entity, and Continental’s name was changed to United Airlines, Inc. The financial statements of United Air Lines, Inc. and Continental are now combined at their historical cost for all periods presented beginning on October 1, 2010, the date on which Continental became a wholly-owned subsidiary of UAL. There will no longer be a requirement to separately report the historical financial statements of Continental.

(In millions) Description	Balance at Beginning of Period	Assumed in Merger/Acquisition Accounting Adjustment	Additions Charged to Costs and Expenses	Deductions (a)	Balance at End of Period
Allowance for doubtful accounts—UAL:
2012	$7	$—	$12	$6	$13
2011	6	—	8	7	7
2010	14	—	4	12	6

Allowance for doubtful accounts—United:
2012	$7	$—	$12	$6	$13
2011	6	—	8	7	7
2010	19	(5)	4	12	6

Obsolescence allowance—spare parts—UAL:
2012	$89	$—	$40	$4	$125
2011	64	—	31	6	89
2010	61	—	215	212	64

Obsolescence allowance—spare parts—United:
2012	$89	$—	$40	$4	$125
2011	64	—	31	6	89
2010	182	(121)	215	212	64

Valuation allowance for deferred tax assets—UAL:
2012	$4,137	$—	$487	$21	$4,603
2011	4,171	—	333	367	4,137
2010	3,060	1,487	90	466	4,171

Valuation allowance for deferred tax assets—United:
2012	$4,048	$—	$661	$206	$4,503
2011	4,008	—	371	331	4,048
2010	3,339	1,125	32	488	4,008

(a)	Deduction from reserve for purpose for which reserve was created.

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